Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
											Six Months Ended
	2001		2002		2003		2004		2005		June 30, 2006
	(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)

	(In thousands, except ratio data)
Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(460,543)		$(617,238)		$(52,543)		$(28,866)		$(145,233)		$64,266
Interest expense	138,629		143,441		138,775		145,897		163,125		85,038
Amortization of debt issuance costs	22,321		8,251		7,428		6,182		7,948		3,664
Interest portion of rent	7,282		4,995		5,463		5,928		6,215		3,994
Less (earnings) loss of affiliates	—		—		—		—		—		—

	$(292,311)		$(460,551)		$99,123		$129,141		$32,055		$156,962

Fixed Charges
Interest expense	$138,629		$143,441		$138,775		$145,897		$163,125		$85,038
Amortization of debt issuance costs	22,321		8,251		7,428		6,182		7,948		3,664
Interest portion of rent	7,282		4,995		5,463		5,928		6,215		3,994

	$168,232		$156,687		$151,666		$158,007		$177,288		$92,696

Ratio of earnings to fixed charges	—	x(2)	—	x(2)	—	x(2)	—	x(2)	—	x(2)	1.69

(1)	See discussion of restatement in Note 2 “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to the Condensed Consolidated Financial Statements.

(2)	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $52.5 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $617.2 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $460.5 million of earnings in the year ended December 31, 2001.